UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Cott Corporation

(Name of registrant as specified in its charter)

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Cott Corporation 6525 Viscount Road Mississauga, Ontario, Canada L4V1H6 (905) 672-1900 5519 West Idlewild Avenue Tampa, Florida, United States 33634 (813) 313-1800

SUPPLEMENT TO THE

PROXY CIRCULAR DATED APRIL 1, 2010

FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREOWNERS

TO BE HELD ON MAY 4, 2010

April 28, 2010

To the Shareowners of Cott Corporation:

On or about April 1, 2010, Cott Corporation (the “Company”) furnished or otherwise made available to its shareowners its Proxy Circular describing the matters to be voted upon at the Annual and Special Meeting of the Shareowners (the “Meeting”) to be held on May 4, 2010, including the approval of the 2010 Equity Incentive Plan (the “Plan”).

The Company received a report from RiskMetrics Group-Canada (“RiskMetrics”) which included a recommendation to vote against the Plan. Management and the Board of Directors of the Company (the “Board”) considered the RiskMetrics report and, in order to facilitate shareowner approval of the Plan, decided that the Board should adopt a policy to address the issues raised in such report.

Accordingly, on April 28, 2010, the Board approved a policy effective upon shareowner approval of the Plan, that provides that the Board or the Human Resources and Compensation Committee of the Board may not, without further shareowner approval: (A) grant awards under the Plan that would result in the issuance of more than 4,000,000 shares in the aggregate; (B) grant equity to non-employee directors in an amount equal to the lesser of (i) 1% of the Company’s issued and outstanding common shares; and (ii) an annual equity award value of $100,000 per non-employee director; (C) grant options under the Plan that are freely transferable or assignable (other than for normal estate settlement purposes); (D) extend the term of awards that benefit non-insiders; or (E) amend the restrictions described in clause (B) above.

RiskMetrics has subsequently issued a favorable voting recommendation as to the Plan.

A copy of the press release announcing the above mentioned policy is attached as Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on April 28, 2010 with the Securities and Exchange Commission (“SEC”). Shareowners may obtain, free of charge, a copy of such Current Report on Form 8-K at the SEC’s website, www.sec.gov.